Mortgage Aggregator Series Trust Administrator, L.P.

(A Delaware series limited partnership)

Financial Statements as of and

for the year ended December 31, 2024 and Independent Auditor’s Report

MORTGAGE AGGREGATOR SERIES TRUST ADMINISTRATOR, L.P.

(A DELAWARE SERIES LIMITED PARTNERSHIP)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT 1

FINANCIAL STATEMENTS AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2024:

Statements of Assets, Liabilities, and Partners’ Capital 3

Condensed Schedules of Investments 4

Statements of Operations 5

Statements of Changes in Partners’ Capital 6

Statements of Cash Flows 7

Notes to Financial Statements 9

INDEPENDENT AUDITOR’S REPORT

To Mortgage Aggregator Series Trust Administrator, L.P.:

Opinion

We have audited the statements of assets, liabilities, and partners’ capital of Mortgage Aggregator Series Trust Administrator, L.P. (the “Partnership”), comprising Mortgage Aggregator Series Trust Administrator,

L.P. – Series A, Mortgage Aggregator Series Trust Administrator, L.P. – Series C, Mortgage Aggregator Series Trust Administrator, L.P. – Series D and Mortgage Aggregator Series Trust Administrator, L.P. – Series E (“Series E”) (collectively, the "Series"), including the condensed schedules of investments, as of December 31, 2024, and the related statements of operations, changes in partners’ capital, and cash ﬂows for the year then ended for the Series, except for Series E; the related statements of operations, changes in partners’ capital, and cash ﬂows for the period from May 29, 2024 (commencement of operations) through December 31, 2024 for Series E; and the related notes to the ﬁnancial statements (collectively referred to as the “ﬁnancial statements”).

In our opinion, the accompanying ﬁnancial statements present fairly, in all material respects, the ﬁnancial position of each of the Series, except Series E as of December 31, 2024, and the results of their operations, changes in their partners’ capital, and their cash ﬂows for the year then ended, in accordance with accounting principles generally accepted in the United States of America. Also, in our opinion, the accompanying ﬁnancial statements present fairly, in all material respects, the ﬁnancial position of Series E as of December 31, 2024, and the results of its operations, changes in its partner’s capital, and its cash ﬂows for the period from May 29, 2024 (commencement of operations) through December 31, 2024 in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Partnership and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is suﬃcient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the ﬁnancial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of ﬁnancial statements that are free from material misstatement, whether due to fraud or error. In preparing the ﬁnancial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Series’ ability to continue as a going concern for one year after the date that the ﬁnancial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the ﬁnancial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would inﬂuence the judgment made by a reasonable user based on the ﬁnancial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the ﬁnancial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the ﬁnancial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the eﬀectiveness of the Series‘ internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of signiﬁcant accounting estimates made by management, as well as evaluate the overall presentation of the ﬁnancial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, signiﬁcant audit ﬁndings, and certain internal control-related matters that we identiﬁed during the audit.

March 21, 2025

STATEMENTS OF ASSETS, LIABILITIES, AND PARTNERS’ CAPITAL DECEMBER 31, 2024

	Series A	Series C A	Series D B	Series E
ASSETS
Investments, at fair value (cost $32,429,205, $0, $0, and $280,794,721, respectively)	$30,137,818	$–	$–	$277,141,074
Cash and cash equivalents	641,551	–	–	1,471,747
Accounts receivable and other assets	346,848	–	–	363,745
Interest receivable	119,260	–	3,518	1,968,776
Total assets	$31,245,477	$–	$3,518	$280,945,342

LIABILITIES AND PARTNERS’ CAPITAL

LIABILITIES
Borrowings under repurchase agreements	$–	$–	$–	$196,371,326
Interest payable	–	–	–	979,695
Professional fees payable	138,886	–	–	47,961
Accrued expenses and other liabilities	12,892	–	–	7,238
Administration fees payable	10,097	–	–	18,607
Distributions payable	–	–	3,518	–
Total liabilities	161,875	–	3,518	197,424,827

PARTNERS’ CAPITAL
Limited partners	31,083,602	–	–	83,520,515
Total partners’ capital	31,083,602	–	–	83,520,515

Total liabilities and partners’ capital	$31,245,477	$–	$3,518	$280,945,342

A All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on December 29, 2024.

B All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on February 12, 2025.

CONDENSED SCHEDULES OF INVESTMENTS

DECEMBER 31, 2024

Description	Fair Value	Fair Value as a Percentage of Series Partners’ Capital
SERIES A INVESTMENTS, AT FAIR VALUE
Asset Backed Debt Securities
United States
Banking, Finance, Insurance & Real Estate
MAST 2022-1 SRS A UNCRTFD 5.34%-7.61% 05/01/62 (cost $17,510,520)	$16,086,809	51.75%
MAST 2022-2 SRS A UNCRTFD 3.93%-9.63% 09/01/62 (cost $14,918,685)	14,051,009	45.20
Total Asset Backed Debt Securities (cost $32,429,205)	30,137,818	96.95
TOTAL SERIES A INVESTMENTS, AT FAIR VALUE (cost $32,429,205)	$30,137,818	96.95%

SERIES E INVESTMENTS, AT FAIR VALUE
Asset Backed Debt Securities
United States
Banking, Finance, Insurance & Real Estate
MAST 2024-1 SRS E UNCRTFD 6.88%-10.13% 07/01/54A (cost $32,415,348)	$32,374,526	38.76%
MAST 2024-2 SRS E UNCRTFD 4.75%-10.75% 11/01/64 A (cost $248,379,373)	244,766,548	293.06
Total Asset Backed Debt Securities (cost $280,794,721)	277,141,074	331.82
TOTAL SERIES E INVESTMENTS, AT FAIR VALUE (cost $280,794,721)	$277,141,074	331.82%

A Includes investments pledged as collateral for borrowings under repurchase agreements as described in Note 4.

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	Series A	Series C A	Series D B	Series E C
INVESTMENT INCOME
Interest income	$1,740,960	$5,334,173	$959,919	$3,583,233
Total investment income	1,740,960	5,334,173	959,919	3,583,233
EXPENSES

Professional fees	153,552	141,800	26,896	136,754
Organizational expenses	117,959	13,399	1,949	4,433
Affiliated expenses	98,429	149,126	84,003	60,185
Other operating expenses	57,108	47,967	21,498	132,419
Administration fees	38,314	97,838	13,099	29,534
Interest expense	–	–	–	1,374,633
Total expenses	465,362	450,130	147,445	1,737,958

NET INVESTMENT INCOME (LOSS)	1,275,598	4,884,043	812,474	1,845,275

NET REALIZED AND NET CHANGE IN UNREALIZED GAINS (LOSSES) ON INVESTMENTS
Net realized gains (losses) on investments	–	19,108,854	50,000	–
Net change in unrealized gains
(losses) on investments	125,219	(18,309,937)	(46,667)	(3,653,647)
Net realized and net change in unrealized gains (losses) on investments	125,219	798,917	3,333	(3,653,647)
NET INCREASE (DECREASE) IN PARTNERS’ CAPITAL RESULTING FROM OPERATIONS	$1,400,817	$5,682,960	$815,807	$(1,808,372)

A All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on December 29, 2024.

B All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on February 12, 2025.

C For the period from May 29, 2024 (commencement of operations) to December 31, 2024.

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL FOR THE YEAR ENDED DECEMBER 31, 2024

	Series A - Limited Partners	Series C - Limited Partners A	Series D - Limited Partners B	Series E - Limited Partners C
PARTNERS’ CAPITAL –
January 1, 2024	$33,418,457	$120,899,814	$10,999,764	$–
Capital contributions	–	–	–	103,514,415
Capital distributions/withdrawals	(3,735,672)	(126,582,774)	(11,815,571)	(18,185,528)
Net increase (decrease) in partners’
capital resulting from operations	1,400,817	5,682,960	815,807	(1,808,372)

PARTNERS’ CAPITAL –
December 31, 2024	$31,083,602	$–	$–	$83,520,515

A All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on December 29, 2024.

B All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on February 12, 2025.

C For the period from May 29, 2024 (commencement of operations) to December 31, 2024.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2024

	Series A	Series C A	Series D B	Series E C
CASH FLOWS FROM OPERATING ACTIVITIES:
Net increase (decrease) in partners’ capital resulting from operations	$1,400,817	$5,682,960	$815,807	$(1,808,372)
Adjustments to reconcile net increase (decrease) in partners’ capital resulting from operations to net cash provided by (used in) operating activities:
Payments to purchase investments	–	–	–	(282,514,496)
Proceeds from sale of investments	2,832,790	91,606,466	10,000,000	1,719,775
Net realized (gains) losses on investments	–	(19,108,854)	(50,000)	–
Net change in unrealized (gains) losses on investments	(125,219)	18,309,937	46,667	3,653,647
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and other assets	117,962	–	–	(363,745)
(Increase) decrease in interest receivable	(119,260)	571,716	83,490	(1,968,776)
Increase (decrease) in interest payable	–	–	–	979,695
Increase (decrease) in professional fees payable	40,220	(37,912)	(36,716)	47,961
Increase (decrease) in accrued expenses and other liabilities	12,892	(1,999)	(1,749)	7,238
Increase (decrease) in administration fees payable	(4,277)	(26,396)	(4,230)	18,607
Increase (decrease) in organizational expense payable	–	(8,306)	(1,009)	–
Net cash provided by (used in) operating activities	4,155,925	96,987,612	10,852,260	(280,228,466)

A All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on December 29, 2024.

B All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on February 12, 2025.

C For the period from May 29, 2024 (commencement of operations) to December 31, 2024.

STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEAR ENDED DECEMBER 31, 2024

	Series A	Series C A	Series D B	Series E C
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contributions	$–	$–	$–	$103,514,415
Capital distributions/withdrawals, net of change in distributions payable	(3,735,672)	(126,582,774)	(11,812,053)	(18,185,528)
Proceeds from borrowings under repurchase agreements	–	–	–	196,371,326
Net cash provided by (used in) financing activities	(3,735,672)	(126,582,774)	(11,812,053)	281,700,213
Net change in cash and cash equivalents	420,253	(29,595,162)	(959,793)	1,471,747
Cash and cash equivalents, as of January 1, 2024	221,298	29,595,162	959,793	–
Cash and cash equivalents, as of December 31, 2024	$641,551	$–	$–	$1,471,747

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$–	$–	$–	$394,938

A All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on December 29, 2024.

B All the investments were sold during the year ended December 31, 2024. Final distribution payment was made on February 12, 2025.

C For the period from May 29, 2024 (commencement of operations) to December 31, 2024.

•
ORGANIZATION AND NATURE OF OPERATIONS

Mortgage Aggregator Series Trust Administrator, L.P. is an investment company organized as a series limited partnership under the laws of Delaware. The “Partnership” as used hereafter will refer to Mortgage Aggregator Series Trust Administrator, L.P. The Partnership was formed on February 17, 2022.

Apollo Principal Holdings VI, L.P. (the “General Partner”), a Cayman Islands exempted limited partnership, is the general partner of the Partnership. The Partnership has entered into an agreement with Apollo Global Real Estate Management, L.P. (the “Investment Manager”) to provide administrative and management services to the Partnership. The Investment Manager, a Delaware limited partnership, is an affiliate of Apollo Global Management, Inc. and its subsidiaries (“Apollo”). The Limited Partners of the Partnership and the General Partner are collectively referred to as the “Partners.”

The Partnership has established a designated series of partnership interests (“Series”) in accordance with amended and restated Limited Partnership Agreement (the “Agreement”) and Section 17-218 of the Delaware Revised Uniform Limited Liability Partnership Act (the “Act”). Each Series will be treated as a completely distinct investment portfolio with (i) separate rights, powers, duties and management from other Series Interests, and (ii) exclusive rights with respect to the property, obligations, profits, and losses associated with the Series Interests and all proceeds derived therefrom.

The Partnership has established several Series with different investment strategies. Below are the investment strategies of each Series:

•
Mortgage Aggregator Series Trust Administrator, L.P. – Series A (the “Series A”) – Series pertains to the participation in grantor trust certificates of one or more series of Mortgage Aggregator Series Trust, each representing indirect interests in portfolios of assets primarily consisting of residential mortgage loans. Series A commenced operations on June 27, 2022.
•
Mortgage Aggregator Series Trust Administrator, L.P. – Series B (the “Series B”) – Series pertains to the participation in a pool of commercial mortgage loans, generally expected to consist of higher yielding investment grade consistent debt or interests therein.
•
Mortgage Aggregator Series Trust Administrator, L.P. – Series C (the “Series C”) – Series pertains to the participation in a pool of commercial mortgage loans, generally expected to consist of higher yielding debt or interests therein. Series C commenced operations on June 26, 2023.
•
Mortgage Aggregator Series Trust Administrator, L.P. – Series D (the “Series D”) – Series pertains to the participation in a pool of commercial mortgage loans, generally expected to consist of investment grade consistent debt or interests therein. Series D commenced operations on October 26, 2022.

•
Mortgage Aggregator Series Trust Administrator, L.P. – Series E (the “Series E”) – Series pertains to the participation in grantor trust certificates of one or more series of Mortgage Aggregator Series Trust, each representing indirect interests in portfolios of assets primarily consisting of residential mortgage loans. Series E commenced operations on May 29, 2024 and the above financial statements are prepared for the Series E for the period from May 29, 2024 (commencement of operations) to December 31, 2024.

Series B was inactive as of and during the year ended December 31, 2024. Series C and Series D sold all the investments during the year ended December 31, 2024 and are inactive as of December 31, 2024. The final distribution payments for Series C and Series D were made on December 29, 2024 and February 12, 2025, respectively.

Capitalized terms used, but not defined herein, shall have the meaning assigned to them in the amended and restated exempted limited Partnership agreement and Supplements (the “Partnership Agreement”).

•
SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed by the Partnership in the preparation of the financial statements.

(a)
Basis of Presentation — The financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are presented in United States Dollars (“U.S. Dollars”), which is the Partnership’s functional currency. The Partnership follows the accounting and reporting guidance applicable to investment companies in the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Financial Services-Investment Companies (“ASC No. 946”), and as such, the fair values of the Partnership’s investments are presented in the accompanying Statements of Assets, Liabilities, and Partners’ Capital.
(b)
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in partners’ capital from operations during the reporting period. Actual results could differ from those estimates.
(c)
Investments Valuation — The Partnership reflects its investments in the accompanying Statements of Assets, Liabilities, and Partners’ Capital at their estimated fair value. Unrealized gains and losses resulting from changes in fair value are reflected in net change in unrealized gain (loss) on investments in the accompanying Statements of Operations. Fair value is the amount that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the exit price).

Investments held by the Partnership that are listed on a securities exchange or in comparable over-the-counter quotation systems are valued based on the last reported sale price as of the date of determination. If no sales of such investments are reported on such date, and in the case of over-the-counter positions for which the last sales price is not available, valuations are based on independent market quotations obtained from market participants, recognized pricing services, or other sources deemed relevant when available. Prices are based on the average of the “bid” and “ask” prices, or at ascertainable prices at the close of business on such day. Market quotations are generally based on valuation pricing models or market transactions of similar investments adjusted for investment-specific factors, such as relative capital structure priority and interest and yield risks, among other factors.

Fair values of investments that are quoted in established dealer or other similar markets are determined by the Investment Manager as of the date of determination (or the nearest date to such date if quotations are not available) from a reputable third-party market maker or financial institution regularly engaged in the practice of trading in or pricing such instruments.

If market quotations are not available from a third-party pricing service or a dealer, the fair value of the investment is determined by the Investment Manager using valuation approaches that may include the use of unobservable inputs. Valuation approaches include the market approach, the income approach, and the recovery approach. The market approach provides an indication of fair value based on comparison of the subject investment to comparable investments and transactions in the industry. This approach is driven by current market conditions of actual trading levels and transaction data of similar investments. The fair value under the market approach is also derived by reference to observable valuation measures for comparable companies by utilizing key performance metrics of the investee company and relevant valuation multiples observed in the range of comparable companies. The income approach provides an indication of fair value based on the present value of cash flows that a business or financial instrument is expected to generate in the future. The most widely used methodology in the income approach is the discounted cash flow method. Inherent in the discounted cash flow method are assumptions of expected results and a calculated discount rate. In the recovery approach, the Investment Manager assesses an investment’s value based on the underlying recoverable assets netted against any related liabilities. The Partnership carries the related investment based on its portion of the recoverable assets, which approximates the value the Investment Manager believes would be recovered in the event of a sale. Because of the inherent uncertainty of valuation, estimated values may differ significantly from the values that would have been used had a ready market for the investments existed, and the differences could be material.

On a quarterly basis, the Investment Manager utilizes a valuation committee, consisting of members from Apollo senior management, to review and approve the valuation results related to certain investments. The Investment Manager also retains independent valuation firms to provide third-party valuation consulting services to Apollo, which consist of certain limited valuation procedures identified by management. The limited procedures provided by the independent valuation firms assist management with validating their valuation results or determining fair value. The Investment Manager performs various back-testing procedures to validate its valuation approaches, including comparisons between expected and observed outcomes, forecast evaluations and variance analyses.

(d)
Investment Transactions and Income — Purchases and sales of investments are recorded on the trade date, and realized gains and losses are recorded using the specific identification method. Unsettled purchases and sales as of the reporting date are reflected in payable for investments purchased and receivable for investments sold, respectively, in the accompanying Statements of Assets, Liabilities, and Partners’ Capital. The Partnership records unrealized gains or losses on its investments based upon the change in fair value of investments. Expenses are recorded as incurred.

Interest income from investments in debt instruments is accrued according to contractual terms, provided that management believes collection of such amounts is reasonably assured.

(e)
Cash and Cash Equivalents — The Partnership considers all highly liquid debt instruments with original maturities of 90 days or less to be cash equivalents. As of December 31, 2024, cash and cash equivalents were comprised solely of cash. The Partnership’s cash may include balances that the bank has placed into an overnight sweep account.
(f)
Distributions Payable — The amounts included in distributions payable in the accompanying Statements of Assets, Liabilities, and Partners’ Capital are fixed and determinable as of December 31, 2024. As of December 31, 2024, Series D had distributions payable balance of

$3,518.

(g)
Borrowings under Repurchase Agreements — The Partnership’s Series E sells interests in financial instruments under agreements to repurchase (“borrowings under repurchase agreements”). Under the terms of the borrowings under repurchase agreements, the counterparty takes possession of an underlying financial instrument subject to an obligation of Series E to repurchase, and the counterparty to resell, the financial instrument at an agreed- upon price and time. Series E pays the counterparty interest over the term of the payable under repurchase agreement. Repurchase agreements are accounted for as secured borrowings and the underlying asset remains in the Partnership’s financial statements.

Borrowings under repurchase agreements are carried at their contractual amount, which approximates fair value.

(h)
Taxes — The Partnership is taxed as a partnership for U.S. federal income tax purposes, and as such, is not subject to income taxes; each investor is individually liable for income taxes, if any, on its distributive share of the Partnership’s net taxable income. The Partnership recognizes the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. The Partnership reviews and evaluates tax positions in its major jurisdictions and determines whether or not there are uncertain tax positions that require financial statement recognition. Based on this review, the Partnership has determined the major tax jurisdictions to be where the Partnership is organized, where the Partnership makes investments, and where the Investment Manager is located; however, no reserves for uncertain tax positions were recorded for the year ended December 31, 2024. The Partnership is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will change materially in the next twelve months. As a result, no tax liability or expense, including interest and penalties, has been recorded in the accompanying financial statements. Generally, the Partnership’s U.S. federal, state, and local tax returns remain open for examination for a period of three to five years from when they are filed under varying statutes of limitations.
(i)
Organizational Expenses — Organizational Expenses include startup fees and expenses directly attributable to the formation of the Partnership. For the year ended December 31, 2024, Series A, Series C, Series D and Series E recorded $0.1 million, $13,399, $1,949 and $4,433 in organizational expenses, respectively, which are included in Organizational Expenses in the accompanying Statements of Operations.
(j)
Contingencies and Indemnifications — In the normal course of business, the Investment Manager, on behalf of the Partnership, enters into certain contracts that contain a variety of indemnifications. The Partnership’s maximum exposure under these arrangements is unknown; however, the Partnership has not had prior claims or losses pursuant to these contracts and expects the risk of loss to be remote.
•
FAIR VALUE MEASUREMENTS

U.S. GAAP guidance applicable to fair value measurements clarifies the definition of fair value for financial reporting, establishes a hierarchical framework that prioritizes and ranks the level of market price observability used in measuring fair value and requires enhanced disclosures about fair value measurements. Market price observability is impacted by a number of factors, including the type of investment, the characteristics specific to the investment, and the state of the marketplace (including the existence and transparency of transactions between market participants). Investments with readily available actively quoted prices or for which fair value can be measured from actively quoted prices in an orderly market will generally have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments recorded at fair value in the accompanying Statements of Assets, Liabilities, and Partners’ Capital are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels directly related to the amount of subjectivity associated with inputs to the fair valuation of these assets are as follows:

Level I ― Quoted prices are available in active markets that the Partnership has the ability to access for identical assets or liabilities as of the reporting date. Level I assets or liabilities generally include listed equities, listed money market funds, and listed derivatives. As required by U.S. GAAP, the Partnership does not adjust the quoted price for these assets and liabilities, even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

Level II ― Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. These inputs may include quoted prices for identical instruments on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curve, default rate, and similar data. Level II assets or liabilities generally include certain corporate bonds, convertible bonds, bank loans, digital assets and certain derivatives whose fair value is determined through the use of broker or third party pricing service quotes with higher levels of liquid market observability than Level III assets or liabilities.

Level III ― Significant pricing inputs are unobservable and include situations where there is little, if any, market activity for the asset or liability, including situations whereby the Partnership is restricted from redeeming all or a portion of the asset or liability. The inputs into the determination of fair value require significant management judgment or estimation. Level III assets or liabilities generally include private or restricted common equity and preferred interests in companies, corporate bonds and bank loans, and certain derivatives. Fair value is determined through the use of models or other valuation methodologies that are not based on market-corroborated inputs.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

The following table summarizes the valuation of the Partnership’s investments within the fair value hierarchy levels as of December 31, 2024:

Series A
	Level I	Level II	Level III	Total
Investments, at fair value
Asset Backed Debt Securities	$–	$–	$30,137,818	$30,137,818

Series E
	Level I	Level II	Level III	Total
Investment, at fair value
Asset Backed Debt Securities	$–	$–	$277,141,074	$277,141,074

The additions and transfers of assets (liabilities) classified as Level III investments for the year ended December 31, 2024, are shown in the below table. Classifications of the investment description may vary from prior year:

Series A
Assets	Purchases	Transfers In	Transfers Out
Investment
Asset Backed Debt Securities	$–	$–	$–

Series E
Assets	Purchases	Transfers In	Transfers Out
Investment
Asset Backed Debt Securities	$282,514,496	$–	$–

Transfers of investments in or out of Level III, if any, are recorded as of the end of the reporting period. Assets and liabilities are transferred from Level II to Level III or from Level III to Level II as a result of changes in levels of liquid market observability when subject to various criteria, as discussed above.

The table below summarizes information about the significant unobservable inputs used in determining the fair value of the Level III assets and liabilities, as of December 31, 2024:

Series A	Fair Value at December 31, 2024	Valuation Techniques	Unobservable Inputs	Range	Weighted Average
Investments, at fair value Asset Backed Debt			Estimated	$595,974 -	$595,974 -
Securities	$16,086,809	Recoverability	Proceeds	$4,701,290	$4,701,290
		DCF	Discount Rate Estimated	6.67%-6.86%	6.67%-6.86%
	14,051,009	Recoverability	Proceeds	$909,088	$909,088
		DCF	Discount Rate	6.36%-7.68%	6.36%-7.68%
Total Investments, at fair value	$30,137,818

Series E	Fair Value at December 31, 2024	Valuation Techniques	Unobservable Inputs	Range	Weighted Average
Investments, at fair value Asset Backed Debt			Estimated
Securities	$32,374,526	Recoverability	Proceeds	$421,799	$421,799
		DCF	Discount Rate	6.61%-7.55%	6.61%-7.55%
	190,864,624	DCF	Discount Rate	6.62%-8.35%	6.62%-8.35%
	53,901,924	Transactional Value	Cost	N/A	N/A
Total Investments, at fair
value	$277,141,074

There have been no material changes to the valuation approaches utilized during the year ended December 31, 2024.

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BORROWINGS UNDER REPURCHASE AGREEMENTS

As of December 31, 2024, the Partnership’s Series E had outstanding borrowings under repurchase agreements with one counterparty. The following table presents certain characteristics of the repurchase agreements as of December 31, 2024:

Assets Pledged for Borrowings Under Repurchase Agreements	Repurchase Agreement Borrowings A,B	Accrued Interest A,B	Interest Rate	Maturity Date

Asset Backed Debt Securities	$196,371,326	$979,695	SOFR + 1.30%	9/30/2025
Total	$196,371,326	$979,695

A Carrying value plus accrued interest approximates fair value.

B At December 31, 2024, the fair value of assets pledged as collateral was $277.1 million.

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OFFSETTING ASSETS AND LIABILITIES

The Partnership has elected not to offset assets and liabilities in the accompanying Statements of Assets, Liabilities, and Partners’ Capital that may be received or paid as part of collateral arrangements, even when an enforceable master netting arrangement or other agreement is in place that provides the Partnership, in the event of counterparty default, the right to liquidate collateral and the right to offset a counterparty’s rights and obligations. The following tables present the offsetting of financial assets and liabilities as of December 31, 2024:

	Gross and Net Amounts Presented in the accompanying Statements of Assets, Liabilities, and Partners’ Capital	Gross Amounts Not Offset in the accompanying Statements of Assets, Liabilities, and Partners’ Capital
		Financial Instruments	Collateral Pledged	Net Amount
Liabilities Borrowings under repurchase
agreements	$(196,371,326)	$–	$196,371,326	$–
Total	$(196,371,326)	$–	$196,371,326	$–

Amounts in the preceding table have been limited to the liability balance, and accordingly, do not include any excess collateral pledged.

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PARTNERS’ CAPITAL AND ALLOCATION OF PARTNERSHIP PROFITS AND LOSSES

Limited Partners, with the approval of the General Partner, may make capital contributions to the Partnership on the first calendar day of each calendar month and at such other times as the General Partner may permit.

From time to time, The General Partner may, in its sole discretion, make cash distributions to Limited Partners. Furthermore, a Limited Partner may withdraw all or a portion of its capital balance as of any calendar day consented to by the General Partner.

In accordance with the Partnership Agreement, net income and losses of each Series in the Partnership are generally allocated to the Series’ Partners in proportion to their respective “partnership percentage” for the Series, as defined in the Partnership Agreement, as of the beginning of each month.

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PROFESSIONAL FEES AND OTHER EXPENSES

The Partnership is responsible for all costs and expenses incurred in connection with the Partnership’s operations (“Operating Expenses”) as defined in the Partnership Agreement. To the extent such Operating Expenses are paid by the Investment Manager or the General Partner, those entities shall be reimbursed by the Partnership. Included in professional fees are audit, legal, tax preparation and tax compliance. Other expenses include but are not limited to custody fees, transfer agent expenses, bank charges, brokerage commissions and other investment costs, costs of preparing reports to the Limited Partners, consultants and other outside advisors (e.g., consultants for special projects relating to the operation of the Partnership, operating partners for specific deal related work including out of pocket expenses) including financial and tax accounting reporting services and fund administrative services, costs or expenses incurred with respect to any market information systems, pricing and valuation services including expenses of any appraiser in connection with the valuation of investments or other property of the Partnership, costs associated with the establishment and maintenance of any credit facility, costs of maintaining compliance with all federal, state, and local rules or regulations or any other regulatory agency, insurance, taxes, and costs of litigation relating to the business of the Partnership.

Included in affiliated expenses are fees, costs, and expenses (including associated overhead costs) incurred in connection with services performed by personnel or employees of Apollo. These services may include, without limitation, reimbursement to Apollo of the compensation paid to employees for certain bookkeeping and record keeping services, investor relations assistance, valuation, finance, administration, accounting, legal, tax, risk, audit support, and systems support.

The foregoing categories of fees, costs, expenses, and other liabilities shall be Operating Expenses regardless of whether the person providing or performing the service or output giving rise to such fees, costs, expenses, or other liabilities is the General Partner, the Investment Manager or any of their affiliates or a third-party. The General Partner, the Investment Manager, and their respective affiliates shall be entitled to reimbursement from the Partnership for any such Operating Expenses paid and/or incurred by them on behalf of the Partnership, including fees, costs and expenses, and allocated portions of Overhead incurred in connection with services performed by personnel or employees of the General Partner, the Investment Manager, and/or their affiliates that are deemed to be services, fees, costs, and expenses for which constitute Operating Expenses.

The Partnership has entered into an administration agreement with Citco Fund Services (the “Administrator”), pursuant to which the Administrator maintains the Partnership’s official books and records and provides accounting services, investor relations, and audit support. A fee is charged to the Partnership for such services as negotiated by Apollo and the Administrator. The fee charged by the Administrator is reflected in administration fees in the accompanying Statements of Operations. Administration fees may also include fees charged by other administrators which are utilized for local administration services. Any incurred but not yet paid administration fees as of December 31, 2024, are included in administration fees payable in the accompanying Statements of Assets, Liabilities, and Partners’ Capital.

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RELATED PARTY CONSIDERATIONS
(a)
Affiliated Investors — As of December 31, 2024, partners affiliated with the Investment Manager had capital balances of $31.1 million and $83.5 million, representing 100% and 100% of partners’ capital in Series A and Series E, respectively.
(b)
Affiliated Capital Solution Fees — Various affiliates of Apollo are potentially involved in transactions with the Partnership’s portfolio companies, and whereby affiliates of Apollo may earn fees in, including but not limited to, structuring, underwriting, arrangement, placement, syndication, advisory or similar services (collectively, “Capital Solution” services).

For the year ended December 31, 2024, there were no fees allocable to Series A, Series C, Series D and Series E, respectively and no fees were paid to consolidated affiliates of Apollo for Capital Solution services performed. The Partnership or the Partnership’s portfolio companies may have directly or indirectly paid Capital Solution fees to non-consolidated affiliates of Apollo.

(c)
Investment Transactions — In connection with its investment activities, the Partnership may, from time to time, engage in certain transactions including purchases and sales from or with other Apollo entities, which are executed in accordance with Apollo’s policies and procedures. For the year ended December 31, 2024, Series C received $89.2 million of sale proceeds with other Apollo entities. Series A, Series D, and Series E had no such transactions.
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RISKS

The Partnership’s investment activities expose it to various types of risk, both on- and off-balance sheet, which are associated with the financial instruments and markets in which it invests. These financial instruments expose the Partnership in varying degrees to elements of credit, market, interest rate, currency, and liquidity risk. Credit risk is the potential loss that may be incurred from the failure of a counterparty or brokers to make payments according to the terms of a contract. Market risk is the potential loss that may be incurred as a result of changes in the fair value of a particular financial instrument. Interest rate risk is the potential loss that may be incurred as a result of fluctuations in interest rates, and currency risk is the potential loss that may be incurred as a result of fluctuations in the currency in which a particular financial instrument is denominated. Liquidity risk is the risk that arises from the difficulty of selling an asset in a timely manner at prevailing fair value in an orderly market.

The Partnership’s investments include lower-rated and comparable quality unrated distressed investments and other instruments. Investments in such debt instruments are accompanied by a greater degree of risk of loss due to default by the issuer because such debt instruments are generally unsecured and subordinated to other creditors of the issuer. These issuers usually have high levels of indebtedness and are more sensitive to adverse market conditions, such as a recession or increasing interest rates, than are higher rated issuers. In order to manage such risk, the Investment Manager subjects each prospective investment to rigorous credit analysis and makes an investment decision only on those instruments based upon objectives that include capital preservation, high income, and prudent industry and issuer diversification. In connection with purchasing loans in the form of participations in loans or assignments, the Partnership generally will have no right to enforce compliance by the borrower with the terms of the loan agreement, nor any rights of offset against the borrower, and the Partnership may not benefit directly from any collateral supporting the loan. As a result, the Partnership may assume the credit risk of both the borrower and the lender that is selling the loan on participation. The Partnership’s investment in loan participation interests also bears the risk of insolvency of the financial intermediaries who are parties to the transactions.

The Partnership (through Series A and Series E) may make investments and hold cash balances that are denominated in currencies other than the U.S. Dollar. Consequently, the Partnership is exposed to risks that the exchange rate of the U.S. Dollar relative to other currencies may change in a manner that has an adverse effect on the reported value of that portion of the Partnership’s assets or liabilities which are denominated in currencies other than the U.S. Dollar.

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FINANCIAL HIGHLIGHTS

The following represents the financial highlights for the Limited Partner class for the year ended December 31, 2024 for Series A, Series C, Series D and Series E. For Series C and Series D, the following represents the financial highlights calculated through the October 31, 2024 and December 29, 2024, respectively, the date all investments were sold and final distributions were determined.

	Series A	Series C	Series D	Series E
Ratios to average Limited Partners’ capital:
Net investment income (loss)	4.01%	3.95%	7.36%	6.95%

Expenses, excluding interest expense	1.46%	0.36%	1.34%	1.12%
Interest expenses	0.00	0.00	0.00	5.02
Total expenses	1.46%	0.36%	1.34%	6.14%

Total Return:	4.40%	6.94%	7.45%	(0.94)%

The ratios are computed based upon the simple average of each Series’ net assets at the end of each month of the Series. The net investment income (loss) and expense ratios for Series E have been annualized, excluding Professional fees, non-recurring fees and expenses while the net investment income (loss) and expense ratios for Series A, Series C and Series D have been calculated as a whole.

Total return is calculated separately for each Series.

Calculations of these ratios and total return on an individual Limited Partner basis may yield results that vary from those stated above based upon the timing of individual capital transactions.

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SUBSEQUENT EVENTS

For the period from January 1, 2025 to March 21, 2025, Series D had paid the remaining distributions payable amounting to $3,518.

Management has evaluated all subsequent events or transactions for potential recognition or disclosure through March 21, 2025, the date on which these financial statements were available to be issued and has determined that there were no additional subsequent events requiring adjustment to or disclosure in the accompanying financial statements.

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